Exhibit 23.1

To the Board of Directors

China Clean Energy Inc.

We consent to the use of our report dated March 30, 2011 on the consolidated financial statements of China Clean Energy Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the year then ended, included herein in Amendment No. 4 on Form S-1 to the Registration Statement on Form SB-2 of China Clean Energy Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP
New York, New York

May 23, 2011